   As filed with the Securities and Exchange Commission on October 10, 1996.

                                                       REGISTRATION NO. 33-98720


================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                             ----------------------


                               MACKIE DESIGNS INC.
             (Exact Name of Registrant as Specified in its Charter)

              WASHINGTON                                91-1432133
    (State or Other Jurisdiction of                  (I.R.S. Employer
    Incorporation or Organization)                  Identification No.)

                            16220 WOOD-RED ROAD, N.E.
                          WOODINVILLE, WASHINGTON 98072
                                 (206) 487-4333
        (Address of Registrant's Principal Executive Offices) (Zip Code)



                              AMENDED AND RESTATED
                             1995 STOCK OPTION PLAN
                            (Full Title of the Plan)



                                 GREG C. MACKIE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               MACKIE DESIGNS INC.
                            16220 WOOD-RED ROAD, N.E.
                          WOODINVILLE, WASHINGTON 98072
                                 (206) 487-4333
  (Name, Address and Telephone Number Including Area Code of Agent for Service)

                             ----------------------

                                   COPIES TO:
                               MARK A. VON BERGEN
                          WEISS, JENSEN, ELLIS & HOWARD
                             2300 U.S. BANCORP TOWER
                              111 S.W. FIFTH AVENUE
                             PORTLAND, OREGON 97204

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


         The document(s) containing the information called for in Part I of Form S-8 will be provided to participants in the Mackie Designs Inc. Amended and Restated 1995 Stock Option Plan (the "Plan"), adopted by Mackie Designs Inc. (the "Company"). Such information is not being filed with or included in this registration statement, in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission"). There is also included as
Part I of this Registration Statement a reoffer prospectus relating to the reoffer and resale of shares of Common Stock of the Company, as permitted by General Instruction C for Form S-8.

                                                                      PROSPECTUS




                               MACKIE DESIGNS INC.

                        1,111,700 SHARES OF COMMON STOCK


                        --------------------------------

         This Prospectus relates to the periodic offer and sale by each of the Selling Shareholders named herein (collectively, the "Selling Shareholders") of up to an aggregate of 1,111,700 shares (collectively, the "Shares") of the common stock, no par value ("Common Stock"), of Mackie Designs Inc., a Washington corporation (the "Company"). The Shares have been or may be acquired by certain officers or directors who may be deemed affiliates of the Company pursuant to the Mackie Designs Inc. Amended and Restated 1995 Stock Option Plan (the "Plan"). See "Selling Shareholders."

         The Selling Shareholders may offer the Shares from time to time to purchasers directly or through underwriters, dealers or agents. The Shares may be sold at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

         The Common Stock, including the Shares, is listed on the Nasdaq National Market ("NASDAQ") under the symbol "MKIE." The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds." The address of the principal executive offices of the Company is 16220 Wood-Red Road, N.E., Woodinville, Washington 98072, and its telephone number at that address is (206) 487-4333.

         SEE "RISK FACTORS" BEGINNING AT PAGE FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED PRIOR TO PURCHASING ANY OF THE SHARES.


                      ------------------------------------


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      ------------------------------------



                The date of this Prospectus is October 10, 1996.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVE OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OR DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                              AVAILABLE INFORMATION

         Pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (together with all amendments and exhibits thereto, the "Registration Statement") of which this Prospectus is a part. This is hereby made for further information. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy and information statements and other information with the Commission. The Registration Statement, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 560661-2511. Copies of such material, when filed, may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or from the Commission's Website at "http://www.sec.gov." Copies of the various documents referred to herein may also be obtained from the Company, without charge, upon request to the Company at its principal executive offices.

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.......................................................   3
DOCUMENTS INCORPORATED BY REFERENCE.........................................   4
RISK FACTORS................................................................   5
PLAN OF DISTRIBUTION........................................................   9
SELLING SHAREHOLDERS........................................................  10
USE OF PROCEEDS.............................................................  11
LEGAL OPINION...............................................................  11
EXPERTS  ...................................................................  11

                       DOCUMENTS INCORPORATED BY REFERENCE


         The following documents which have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

         (a) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         (c)      The Company's Current Report on Form 8-K dated April 12, 1996.

         (d) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         (e) Prospectus, dated August 18, 1995, filed pursuant to Rule 424(b) of the Rules and Regulations of the Commission under the Securities Act on August 18, 1995.

         (f) Description of the Company's Common Stock contained in Item 1 of the Registration Statement on Form 8-A filed with the Commission on July 28, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded. Upon the written or oral request of any person to whom a copy of this registration statement has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated be reference into this registration statement but not delivered herewith. Request for such documents should be addressed to:

                               Mackie Designs Inc.
                              Attention: President
                            16220 Wood-Red Road, N.E.
                          Woodinville, Washington 98072
                                 (206) 487-4333

                                  RISK FACTORS

         PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS RELATING TO THE COMPANY AND THE OFFERING, TOGETHER WITH THE INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS, PRIOR TO PURCHASING ANY SHARES OF COMMON STOCK OFFERED HEREBY.


ABILITY TO INTRODUCE NEW PRODUCTS

         The market for the Company's products is characterized by frequent introduction of new products. The Company's past success has depended, and its future success will depend, in large part on its ability to enhance its existing products and to introduce new products and features to meet changing customer requirements and to adapt to evolving technology. There can be no assurance that the Company will successfully develop such enhancements or products or that the Company's products will achieve market acceptance. Any delay or failure to complete development of the Company's products and any failure of the Company's products to achieve market acceptance would have a material adverse effect on the Company's results of operations. Furthermore, despite testing by the Company, quality and reliability problems with new products may arise which may result in manufacturing rework costs, delays in collecting accounts receivable and additional service and warranty costs. In addition, the Company may not be successful in extending its existing manufacturing process to, or developing new processes for, the manufacture of new products. In certain instances, the Company has experienced delays in the initial shipments of new products and has experienced product shortages due to manufacturing capacity limitations. Although the Company has recently expanded its manufacturing capacity, there can be no assurance that the Company will in the future be able to produce new products in sufficient quantities to meet demand on a timely basis. Delays in new product introductions could adversely affect the Company's results of operations.

         In addition, from time to time the Company may, as it has done in the past, announce products that upgrade or replace existing products, thus shortening the life cycle of existing products. Such announcements could cause customers not to buy, or to defer decisions to buy, the Company's products, which would have a material adverse effect on the Company's results of operations.

PRODUCT CONCENTRATION

         Although the Company is in the process of broadening the range of its product offerings, its current products consist solely of mixers and related products. Mixer products represent a relatively narrow segment of the professional audio market; moreover, the Company's current products are generally offered only at mid-range price points within the mixer market. In addition, one of the Company's product lines represented approximately 45% of the Company's net sales in 1995. As a result of this product concentration, the Company's future success will depend in large part on the continued growth of the mid-range audio mixer market, as well as on its ability to broaden the range of its product offerings. There can be no assurance that this market will continue to grow or that the Company will be successful in introducing a wider assortment of products into the mixer market as well as new markets. In addition, because the Company has a relatively narrow product line, it is more vulnerable to the impact of competition and technological change.

RISK OF TECHNOLOGICAL CHANGE

         It is possible that technological improvements or innovations by others could render the Company's current products obsolete or unmarketable. Generally, audio and video equipment has been shifting to digital storage and manipulation at an increasingly rapid rate. Yamaha Corporation has introduced a mid-price audio mixer product incorporating substantial digital technology. Nearly all of Mackie's current mixers, however, rely on analog technology. The incorporation of digital or other technology in competitors' products may have a material adverse effect on the Company's future revenues. In order to remain competitive, the Company has substantially increased its research and development expenditures in 1996. However, there can be no assurance that the Company will be successful in incorporating digital technology or developing and marketing, on a timely basis, product modifications or enhancements or new products that respond effectively to technological advances by others.

COMPETITION

         There is significant competition in the professional audio market. The Company's major competitors are subsidiaries of Harman International (including Allen & Heath Brenell Ltd., DOD Electronics Corp. and Soundcraft Ltd.), Sony Corporation, Yamaha Corporation, Peavey Electronics Corporation, Teac America, Inc. (Tascam) and SoundTracs PLC. Several of these competitors have significantly greater development, sales and financial resources than the Company. Competition in the professional audio mixer market is primarily on the basis of product quality and reliability, price, ease of use, brand name recognition and reputation, ability to meet customers' changing requirements and customer service and support. In addition, evolving technology may result in the development of new industry standards. Also, competitors have in the past replicated, and may continue in the future to replicate, the Company's products. There can be no assurance that the Company will be able to compete successfully with respect to these factors or that the competitive pressures faced by the Company will not adversely affect its financial performance.

         The Company may in the future experience increased competition from companies whose products are manufactured in foreign countries where the cost of manufacturing is significantly less than that of the Company. The location of the Company's manufacturing facilities solely in the U.S. may prevent it from successfully responding to such foreign competition.

LIMITED PROTECTION OF TECHNOLOGY AND TRADEMARKS

         The Company does not generally rely on proprietary rights associated with its technology. The Company has filed for patent protection on the designs of certain of its products, but otherwise neither the Company nor any of its affiliates owns any patents or patent rights of products developed or marketed by the Company. The Company relies instead on its established brand name and on its ability to provide superior products that meet customer demands on a timely basis. Substantially all of the technology incorporated in the Company's products is therefore available to third parties, including competitors. As a result, there are relatively few technological or other barriers to entry, and the Company's products may be replicated by competitors. There can be no assurance that current or future competitors will not develop products substantially identical to the Company's products at lower costs, or that others will not offer competing products to customers at lower prices.

         The Company has recently applied for trademark protection on various marks including "MACKIE" in the U.S. and in certain foreign countries in which the Company's products are distributed. There can be no assurance that trademark protection will be granted in any or all of the countries in which applications are currently pending, or granted on the breadth of the current description of goods or use of the marks. The Company has substantial international sales; the laws of foreign countries treat the protection of proprietary rights and intellectual property differently from the laws in the U.S. and may not protect the Company's proprietary or intellectual property rights to the same extent.

         The Company has never conducted a comprehensive patent search relating to the technology used in its products. The Company believes that its products do not infringe the proprietary rights of others. There can be no assurance, however, that others will not assert infringement claims against the Company in the future or that such claims will not be successful.

MANAGEMENT OF GROWTH

         Since its inception, the Company has experienced a rapid and substantial growth in net sales. As a result, it is subject to a variety of risks associated with rapidly growing businesses. The Company's future success will depend in part on its ability to manage growth in its accounting, administrative, sales, marketing, product development and manufacturing organizations. The Company cannot predict the effect that growth may have on any of these functions. Any failure of the Company's management to manage growth effectively could have a material adverse effect on the Company's results of operations.

INTERNATIONAL OPERATIONS

         International sales have in the past represented, and are expected in the future to represent, a significant percentage of the Company's net sales. In addition, the Company directly purchases certain components from manufacturers located in foreign countries, principally Japan, and may directly source additional items outside the U.S. in the future.

         Certain of the Company's products and components used in the Company's products may be subject to changes in customs and tariff regulations that could have a material adverse effect on the Company's results of operations. Fluctuations in currency exchange rates have caused, and may in the future cause, the Company's products to become relatively more expensive to customers in the affected country, leading to a reduction in sales in that country. Unfavorable changes in exchange rates have caused, and could in the future cause, the Company's foreign suppliers to raise the prices of certain components of the Company's products. The Company's international business and financial performance may also be materially and adversely affected by the loss or insolvency of any of its international distributors.

         As a result of discounts offered to international distributors, the Company has experienced lower gross margins on its products sold internationally than domestically. The Company expects that international sales will account for a larger portion of the Company's net sales in the future.

         The Company relies in part on its international distributors to support its products in foreign countries. There can be no assurance that these distributors will be able to provide a sufficient level of support for these products.

FLUCTUATIONS IN OPERATING RESULTS

         The Company has experienced and is expected to continue to experience fluctuations in its quarterly operating results arising from a number of factors, including the introduction of new products, the mix of distribution channels through which the Company's products are sold, the accuracy of forecasts of end user demand, the Company's ability to obtain sufficient supplies of sole or limited source components for its products, and general economic conditions both domestically and internationally. In addition, these factors may cause fluctuation in the Company's gross margins. The Company's expense levels are based, in part, on its expectations as to future revenue and, as a result, net income for a given period could be disproportionately affected by a reduction in revenue. In addition, the Company's operating results may be affected by increased research and development expenses in the future. It is unlikely that the Company's historical growth rate will continue and there can be no assurance that the Company's historical levels of sales or profitability will be sustained.

DEPENDENCE ON SUPPLIERS

         The Company relies almost exclusively on Panasonic Industrial Company ("Panasonic") for its potentiometers. While the Company is not aware of any condition, financial or otherwise, that may result in an interruption in, or cessation of, the supply of potentiometers from Panasonic, there can be no assurance that such supply will not be interrupted or cease, which could adversely affect the Company's production capability, as the qualification process for another manufacturer could take several months. The Company is also dependent upon a limited number of suppliers for certain other components and parts used in its products. There can be no assurance that these suppliers will continue to meet the Company's requirements for these components. The Company has generally elected to work with a limited number of suppliers and has no guaranteed supply arrangements with such suppliers. The process of qualifying new suppliers could be lengthy, and no assurance can be given that any additional sources would be available to the Company on a timely basis. The Company has experienced interruptions in the supply of certain key components from suppliers which accordingly delayed product shipments. Any extended interruption or reduction in the future supply of any key components currently obtained from a single or limited source could have material adverse effect on the Company's results of operations in any given period.

DEPENDENCE ON KEY PERSONNEL

         The Company's future success will depend in large part on the continued service of many of its technical, marketing, sales and management personnel and on its ability to continue to attract, train, motivate and retain highly qualified employees. Competition for highly qualified employees is intense, and the process of locating technical, marketing, sales and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. The Company believes that it will need to hire additional technical personnel in order to enhance its existing products and to develop new products. If the Company is unable to hire additional technical personnel, the development of new products and enhancements would likely be delayed. The loss of the services of key personnel or the inability to attract new personnel could have a material adverse effect upon the Company's results of operations.

DEPENDENCE ON REPRESENTATIVES AND DISTRIBUTORS

         The Company sells its products through representatives in the U.S. and through distributors in other countries. Since the Company's products are sold to the professional audio market, effective representatives and distributors must possess sufficient technical, marketing and sales resources and must devote these resources to subsequent dealer support. Only a limited number of representatives and distributors possess these resources. In addition, certain of the Company's representatives and distributors sell products that may compete directly or indirectly with the Company's products. There can be no assurance that the Company's current representatives and distributors will be able to continue to market Mackie products effectively, that economic conditions or industry demand will not adversely affect these or other representatives or distributors, or that any representative or distributor that sells Mackie's products will choose to continue to market these products. In addition, representatives and distributors often have limited financial resources and any deterioration in their financial condition could expose the Company to increased risk. In November 1995, the Company began supervising the international marketing and sales of its products internally. The Company had no prior experience in supervising the international marketing and sales of its products, and there can be no assurance that the Company will be successful in so doing. If any of its representatives or distributors experience financial difficulties, there may be a material adverse effect on the Company.

SHARES ELIGIBLE FOR FUTURE SALE

         The Shares to be offered and sold pursuant to this Prospectus are eligible for immediate sale in the public market. See "Plan of Distribution." In addition, 10,250,000 shares of Common Stock are available for immediate sale in the public market subject to compliance with Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and certain other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above or certain other restrictions of Rule 144.

         As of October 1, 1996, there were options outstanding to purchase a total of 1,125,000 shares of Common Stock under the Plan in addition to the Shares being offered pursuant to this Prospectus. Common Stock issued upon exercise of outstanding vested options granted pursuant to the Plan will be available for immediate sale in the public market. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time and may make it more difficult for the Company to raise capital publicly.

NO CASH DIVIDENDS

         The Company intends to retain any future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

EFFECT OF ANTITAKEOVER PROVISIONS

         Certain provisions of the Company's Restated Articles of Incorporation and Restated Bylaws and of Washington law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. The Company is authorized to issue Preferred Stock, without shareholder approval, with rights senior to those of the Common Stock and to impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. In addition, pursuant to the Company's Restated Bylaws, the Board of Directors is divided into three classes with staggered three-year terms. The classification of the Board of Directors may make it more difficult for a third party to gain control of the Company's Board of Directors. The Company is subject to the antitakeover provisions of Chapter 23B.19 of the Washington Business Corporation Act, which prohibit a corporation, subject to certain exceptions, from engaging in "significant business transactions" with an "Acquiring Person." The Company is also subject to the "fair price" restriction of Chapter 23B.17 of the Washington Business Corporation Act, which provides, subject to certain exceptions, that any merger, sale of substantially all of a corporation's assets or dissolution or liquidation involving an "Interested Shareholder" will be prohibited unless determined to be at a "fair price" or otherwise approved by either a majority of the corporation's disinterested directors or two-thirds of the disinterested shareholders entitled to vote on the transaction.


                              PLAN OF DISTRIBUTION

         The Shares are being offered by the Selling Shareholders acting as principals for their own accounts. The Selling Shareholders will offer the Shares from time to time on Nasdaq or otherwise through broker-dealer firms. Any such transactions may be effected at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders for whom they may act as agent in such transactions. The Selling Shareholders will bear all discounts, concessions and commissions incurred by them in the sale of the Shares. The Selling Shareholders and any broker-dealers that participate in the distribution of Shares offered hereby may be deemed to be underwriters under the Securities Act, and any profit on the sale of such securities by them, and any discounts, concessions or commissions received by any such broker-dealers, may be deemed to be underwriting discounts and commission under the Securities Act.

                              SELLING SHAREHOLDERS


         The following table sets forth certain information with respect to beneficial ownership of the Common Stock by each of the Selling Shareholders as of October 1, 1996. Unless otherwise indicated, the Company believes that each person named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, subject to community property laws where applicable and the information set forth in the footnotes to the table below.



                                                 NUMBER OF SHARES                           NUMBER OF SHARES
             NAME AND CURRENT                   BENEFICIALLY OWNED     NUMBER OF SHARES    BENEFICIALLY OWNED
          POSITION WITH COMPANY                PRIOR TO OFFERING(1)     BEING OFFERED       AFTER OFFERING(2)
------------------------------------------     --------------------    ----------------    -------------------
Thomas M. Elliott                                     99,100(3)             99,100                   0
     Vice President - Finance and Chief
     Financial Officer
David E. Firestone                                   140,500(3)            140,500                   0
     Vice President - Sales and
     Marketing
Walter Goodman                                        10,000                10,000(4)           10,000
     Director
David F. Jones                                           300(5)             10,000(4)              300
     Director
Janet Narduzzi                                       201,800(3)            201,800                   0
     Vice President - Administration
Tami L. Pereira                                            0                30,000(4)                0
     Vice President - International Sales
     and Marketing
Stephen J. Ripp                                            0               100,000(4)                0
     Executive Vice President -
     Chief Operating Officer
Angela M. Rivers                                     485,300(6)            211,800                   0
     Vice President - Human Resources
Corey D. Rivers                                      485,300(7)            273,500                   0
     Executive Vice President -
     Operations
Richard M. Rosenzweig                                      0                35,000(4)                0
     Vice President - Operations



----------


(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of October 1, 1996, the date of this table, upon the exercise of options.
(2) This table assumes that each Selling Shareholder will sell all of the shares of Common Stock offered pursuant to this Prospectus, in which case none of the Selling Shareholders will beneficially own 1% or more of the outstanding Common Stock after completion of this offering. There can be no assurance, however, that any Selling Shareholder will sell all or any of the shares of Common Stock offered by such Selling Shareholder.
(3)      Consists of shares subject to options currently exercisable.
(4) Consists of shares subject to options not exercisable within 60 days of October 1, 1996.
(5)      Includes 300 shares held jointly with Mr. Jones's wife.
(6) Consists of shares subject to options currently exercisable, including option held by Mr. Rivers's wife, Angela M. Rivers.
(7) Consists of shares subject to options currently exercisable, including options held by Ms. Rivers's husband, Corey D. Rivers.

                                 USE OF PROCEEDS

         Each Selling Shareholder will receive all of the net proceeds from the sale of the Shares owned by such Selling Shareholder and offered hereby. The Company will not receive any of the proceeds from the sale of such Shares.


                                  LEGAL OPINION

         The legality of the Shares offered hereby has been passed upon for the Company by Weiss, Jensen, Ellis & Howard, Portland, Oregon and Seattle, Washington.


                                     EXPERTS

         The financial statements of the Mackie Designs Inc. incorporated by reference in Mackie Design Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents which have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

         (a) Prospectus, dated August 18, 1995, filed pursuant to Rule 424(b) of the Rules and Regulations of the Commission under the Securities Act of 1933, as amended (the "Securities Act"), on August 18, 1995; and

         (b) Description of the Company's Common Stock, no par value per share (the "Common Stock"), contained in Item 1 of the Registration Statement on Form 8-A filed with the Commission on July 28, 1995.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded. Upon the written or oral request of any person to whom a copy of this registration statement has been delivered, the Company will provide without charge to such person a copy of any and all documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) that have been incorporated be reference into this registration statement but not delivered herewith. Request for such documents should be addressed to:

                               Mackie Designs Inc.
                              Attention: President
                            16220 Wood-Red Road, N.E.
                          Woodinville, Washington 98072
                                 (206) 487-4333

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 10 of the Company's Restated Bylaws (the "Bylaws") requires indemnification of current or former directors of the Company to the fullest extent not prohibited by the Washington Business Corporation Act (the "Act"). The effects of the Bylaws and the Act (the "Indemnification Provisions") are summarized as follows:

         (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Company, was not adjudged liable on the basis of receipt of an improper personal benefit and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the person did not meet the required standards of conduct.

         (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, except that no right of indemnification will be granted if the person is adjudged to be liable to the Company.

         (c) Every person who have been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification as a matter of right.

         (d) Because the limits of permissible indemnification under Washington law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

         (e) The Company may advance to a director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the person did not meet the required standard of conduct.

         (f) The Board of Directors may by action from time to time indemnify its officers, employees or agents to the same extent as set forth above.

         The Company maintains insurance for the protection of its directors, officers, employees and agents against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.




        3(i) Restated Articles of Incorporation of Mackie Designs Inc. (the "Company"). Incorporated by reference to Exhibit 3.1 to the Company's Registration on Form S-1, File No. 33-93514, as amended.


        3(ii)   Restated Bylaws of the Company. Incorporated by reference to
                Exhibit 3.2 to the Company's Registration on Form S-1, File No. 33-93514, as amended.


       *4.1     Mackie Designs Inc. Amended and Restated 1995 Stock Option Plan.

       +5.1     Opinion of Weiss, Jensen, Ellis & Howard.

      *23.1     Consent of Ernst & Young LLP.

      +23.2 Consent of Weiss, Jensen, Ellis & Howard (included in their opinion filed as Exhibit 5.1 hereto).

      +24.1     Powers of Attorney.
--------------------
*Filed herewith

+Previously filed


                                  UNDERTAKINGS

         1.       The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 10, 1996.



                                   MACKIE DESIGNS INC.


                                   By: /s/ Greg C. Mackie
                                       -------------------------------------
                                       Greg C. Mackie
                                       President and Chief Executive Officer





         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed below by the following persons in the capacities indicated on October 10, 1996.


           SIGNATURE                                   TITLE
           ---------                                   -----
/s/ Greg C. Mackie                  President, Chief Executive Officer and Director
--------------------------------    (Principal Executive Officer)
Greg C. Mackie



/s/ Thomas M. Elliott               Vice-President - Finance and
--------------------------------    Chief Financial Officer
Thomas M. Elliott                   (Principal Financial and Accounting Officer)


*David M. Tully
--------------------------------
David M. Tully                      Treasurer and Director


*Walter Goodman
--------------------------------
Walter Goodman                      Director


*David F. Jones
--------------------------------
David F. Jones                      Director


*C. Marcus Sorenson
--------------------------------
C. Marcus Sorenson                  Director


*By:  /s/ Greg C. Mackie
--------------------------------
Greg C. Mackie, Attorney-in-Fact

                                  EXHIBIT INDEX





 EXHIBIT NO.                    DESCRIPTION OF EXHIBIT
 -----------    -----------------------------------------------------------

        3(i)    Restated Articles of Incorporation of Mackie Designs Inc. (the
                "Company"). Incorporated by reference to Exhibit 3.1 to the Company's Registration on Form S-1, File No. 33-93514, as amended.


        3(ii)   Restated Bylaws of the Company. Incorporated by reference to
                Exhibit 3.2 to the Company's Registration on Form S-1, File
                No. 33-93514, as amended.

       *4.1     Mackie Designs Inc. Amended and Restated 1995 Restated Stock
                Option Plan.

       +5.1     Opinion of Weiss, Jensen, Ellis & Howard.

      *23.1     Consent of Ernst & Young LLP.

      +23.2 Consent of Weiss, Jensen, Ellis & Howard (included in their opinion filed as Exhibit 5.1 hereto).

      +24.1     Powers of Attorney.


--------------------

*Filed herewith

+Previously filed